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                                                                       EXHIBIT 1

                       [LOGO OF BISCO INDUSTRIES, INC.]

                                 DEMAND LETTER

JULY 23, 1997

Family Steak Houses of Florida, Inc.
2113 Florida Blvd.
Neptune Beach, FL 32266

Attention:  Secretary

Gentlemen:

     As of the date hereof, the undersigned are the holder of 1,066,260 shares of Common Stock, $0.01 par value ("Common Stock"), of Family Steak Houses of Florida, Inc., a Florida corporation (the "Company"), which shares represent approximately 9.7% of the 11,030,000 shares of Common Stock outstanding as of May 7, 1997, as reported in the Company's Quarterly Report on Form 10-Q for the Quarter Ended April 2, 1997.

     Pursuant to Section 607.0702 of the Florida Business Corporation Act, the undersigned hereby demand that the Company call and convene a special meeting of shareholders for the following purposes:

     1.  To adopt the resolutions set forth on Annex A attached to this letter.

     2.  To amend the Company's bylaws to add the following bylaw provision:

                   "CONTROL SHARE ACT.  The provisions of Section 607.0902 of
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         the Florida Business Corporation Act shall not apply to control share acquisitions of shares of this corporation."

     3. To remove three of the present members of the Board of Directors (Joseph M. Glickstein, Jr., Richard M. Gray and Robert J. Martin) and any person elected or designated by the Board to fill any vacancy or any directorships created on or after the date of the Company's 1997 Annual Meeting of Shareholders.

     4. To elect as directors of the Company three nominees of Bisco Industries, Inc., to serve as directors until the Company's next annual meeting of shareholders and until their successors are elected and qualified. The name of each director nominee, and all other information required to be furnished to the Company with respect to such nominee or with respect to Bisco Industries, Inc. pursuant to the Company's Amended and Restated Bylaws or applicable law, will be delivered to the Company by Bisco Industries, Inc. by notice in accordance with the provisions of Article III, Section 3.13 of the Company's Amended and Restated Bylaws.
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July 23, 1997
Page 2

     A copy of a similar letter from Jesse L. Judelle, M.D. is enclosed demanding that the Company call and convene a special meeting of shareholders for the purposes set forth above. That letter and this letter, taken together, constitute written demands of the holders of not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Accordingly, the undersigned request that the Company comply with its obligations under Section 607.0702 of the Florida Business Corporation Act and Article II, Section 2.3 of Company's Amended and Restated Bylaws by calling and convening a special meeting of shareholders for the purposes herein described. The undersigned further request that such special meeting be held on or about September 15, 1997.

                                  Sincerely,

                                  BISCO INDUSTRIES, INC.

                                  By: /s/ GLEN F. CEILEY
                                      ------------------------------------
                                          Glen F. Ceiley, President

                                  BISCO INDUSTRIES, INC. PROFIT
                                  SHARING AND SAVINGS PLAN

                                  By: /s/ GLEN F. CEILEY
                                      ------------------------------------
                                          Glen F. Ceiley, Trustee


                                      /s/ GLEN F. CEILEY
                                      ------------------------------------
                                          Glen F. Ceiley

GFC:js

cc: Lewis E. Christman
    Kenneth C. Hoffman, Esq.
    G. Alan Howard, Esq.
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                                    Annex A

               Resolutions to be Adopted at the Special Meeting

     The resolutions referred to in paragraph 1 of the letter to which this Annex A is attached are as follows:

          WHEREAS, the shareholders believe that the Shareholder Rights Plan unilaterally adopted by the Board of Directors is not in the best interests of the Company and, accordingly, want the Board of Directors to immediately redeem the rights issued pursuant to such plan and to restrict the Company from adopting or maintaining in the future a "poison pill," shareholder rights plan, rights agreement or any other plan, agreement, bylaw or other provision that is designed to or has the effect of making acquisition of the Company's shares more difficult or expensive unless such plan, agreement, bylaw or provision has first been approved by the holders of a majority of the outstanding common stock; now, therefore, be it

          RESOLVED, that the shareholders want the Board of Directors to redeem the recently adopted "poison pill" and also want to prevent the Board of Directors from adopting new "poison pills" in the future, and, in furtherance of the foregoing, hereby amend the Company's bylaws to add the following provision:

          "POISON PILLS:  This corporation shall not adopt or maintain a "poison
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pill," shareholder rights plan, rights agreement or any other plan, agreement, bylaw or other provision that is designed to or has the effect of making acquisition of large holdings of the corporation's common stock more difficult or expensive (including, without limitation the "poison pill" evidenced by the March 18, 1997 Rights Agreement (the "Rights Agreement") between the corporation and ChaseMellon Shareholder Services, Inc.), unless such plan, agreement, bylaw or other provision is first approved by the holders of a majority of the corporation's outstanding common stock. The corporation shall redeem any such rights (including, without limitation, rights issued under the Rights Agreement) in effect as of the date of adoption of this bylaw. This section shall be effective immediately and automatically as of the date it is approved by the shareholders."